Securities and exhange commission
Washington, D.C. 20549


For registration of certain classes of securities pursuant to section 12(b) or (g) of the securities exchange act of 1934


Continental Wellness Casinos Trust

(Exact name of registrant as specified in its charter)


Nevada	84-0687501

(State of incorporation or organization)	(I.R.S. Employer
	Identification No.)


2205 Purple Majesty Court, Las Vegas, Nevada 	89117-2747

(Address of principal executive offices)	(Zip Code)



Securities to be registered pursuant ot Section 12(b) of the Act:

	Title of each class	                        Name of each exchange on which
	To be so registered	                        each class is to be registered

Equity Unit Stock $0.003 Class "A"            New York Stock Exchange
Equity Unit Stock $1.00  Class "B"

Securities to be registered lursuant to Section 12(g) of the Act:

None

(Title of Class)
Item 1.	Description of Registrants Securities
	to be Registered

Equity Unit Stock, $0.003 Class A and $1.00 Class B

	The capital stock of Continental Wellness Casinos Trust to be registered on the New York Stock Exchange, Inc. (the Exchange), is the Registrants
Common Stock with a par value of $0.003 Class A and $1.00 Class B holder of stock are entitled to one vote per share at all meetings of stockholders. Dividends that may be declared on the none will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights. Nor are there any redemption or sinking fund provisions and there is no liability to further calls or to assessments by the Registrant.

	Certain provisions of the Companys Certificate of Trust were designed to make the Company a less attractive target for acquisition by an outsider who does not have the support of the Companys Trust. These provisions:
(1) provide that only the Chairman of the Board of Directors, the President of the Chairman of the Executive Committee have the power to call a Special Meeting of shareholders; (2) provide that the shareholders may amend the Companys by-laws only by the affirmative vote of 75% or more of the shares intitled to vote: (3) provide for a classified Board; (4) provide that directors may only be removed by the affirmative vote of 75% or more of the shares entitled to vote; (5) provide that nominations may be made only by written notice; (6) provide that certain business transactions will require the affirmative vote of the holders of at least 75% of the shares entitled to vote; and (7) provide that at least 75% of the shares entitled to vote must approve certain amendments to the Certificate of Incorporation. While the foregoing provisions will not necessarily prevent take-over attempts, they should discourage an attempt to obtain control of the Company in a transaction not approved by the Companys Board of Trustee by making it more difficult for a third party to obtain control in a short time and impose its will on the remaining shareholders of the Company.

Item 2.	Exhibits

	1.	All exhibits required by Instruction II to Item 2 will be supplied to the
		New York Stock Exchange Signatures

	Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

		Continental Wellness Casinos Trust



						By	(s)  Fred Cruz
							Fred Cruz
							President and CEO

Dated: June 18, 1998